EXHIBIT 10.1
AMENDMENT NO. 1 TO LEASE AGREEMENT
     THIS AMENDMENT is made on this 22 day of January, 2003, by and between Kinsley Equities II (“Landlord”) and Professional Veterinary Products, Ltd. (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into that certain lease agreement (the “Lease Agreement”) dated March 15, 2002, whereby Tenant leases approximately 70,000 square feet of space (the “Premises”) designated as 3640 Sandhurst Drive, Berkshire Business Park, York, PA.
     WHEREAS, Tenant wishes to increase the size of the space leased from Landlord by 17,500 square feet. The additional space to be leased by Tenant will increase the current leased space from 70,000 square feet to 87,500 square feet. The Additional space shall increase the width of the leased space by Fifty (50) feet along the 350 foot depth of the space (one bay adjacent to the existing space).
     WHEREAS, Landlord and Tenant wish to amend the terms of the Lease Agreement.
     NOW, THEREFORE, Landlord and Tenant agree as follows:
     (1) the total space leased to Tenant by Landlord is 87,500 square feet.
     (2) the additional space leased under this amendment shall be improved by Landlord per the terms of the first right of refusal in Article 29A Right Of First Refusal in the original lease agreement whereby Tenant leased the premises from Landlord.
     (3) The Base rent shall include the scope of work improvements as shown on the attached exhibit G1. Improvement to be completed by Landlord above and beyond the improvements on exhibit G1 shall be additional tenant improvements as described in Article 3A Tenant Improvement Rent of the original lease agreement. The Tenant shall pay Landlord additional rent for any Additional Tenant Improvements requested by Tenant. Landlord will not provide any additional improvements greater in scope items than furnished by Landlord in the original improvements at commencement of the lease.
     (4) Rent, in addition to the base rent, shall be paid by Tenant for all Additional Tenant Improvements. The additional rent shall be determined after Landlord and tenant have agreed on the scope of those improvements and the rental rate shall be established consistent with the methods and rates used to calculate the Addition Tenant Improvement rent that currently exists under Article 3A of the original lease.
     (5) The Base Rent under Article 3 Rent of the lease, shall be changed to reflect the additional space as follows:

	Monthly	Annually
Commencement of this amendment to July 31, 2004	$27,708.33	$332,500.00
August 1, 2004 to July 31, 2006	$28,437.50	$341,250.00
August 1, 2006 to July 31, 2007	$29,895.83	$358,749.96
     (6) The commencement date of this amendment shall be (10) calendar days after Landlord completes the improvements outlined in the attached exhibit G1.
Such Base Rent shall be payable, in advance, in equal monthly installments during the term hereof.
     (7) Tenant’s share of Operating Expenses as defined in the Lease Agreement shall increase and be equal to the new total square feet of space leased by Tenant divided by the total square feet of space in the building, effective the commencement date of this amendment as described above.
     (8) All other terms, covenants and conditions of the Lease Agreement, except as amended or modified herein shall remain in full force and effect.

LANDLORD:
ATTEST/WITNESS:	Kinsley Equities II

/s/ [Illegible]	By:	/s/ Robert A. Kinsley

Robert A. Kinsley, Managing Partner

TENANT:
ATTEST/WITNESS:	Professional Veterinary Products, Ltd.

/s/ [Illegible]	By:	/s/ Neal B. Soderquist

Sr. Mgr. Distribution	Title: Director of Finance